FOR IMMEDIATE RELEASE      NYSE American – REI

RING ENERGY ANNOUNCES SUCCESSFUL RESULTS OF SENIOR CREDIT FACILITY SPRING 2023 REDETERMINATION

The Woodlands, TX – June 27, 2023 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that the borrowing base was reaffirmed at $600 million under its $1.0 billion senior revolving credit facility (the “Credit Facility”).

Key Highlights
•Reaffirmation of the borrowing base at $600 million;
•No changes to the terms under the Credit Facility Agreement and Ring is currently in compliance with all applicable covenants under the Agreement; and
•Next regularly scheduled bank redetermination for the Company is scheduled to occur during the fall of 2023.

Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We appreciate our banking group’s continued support as we execute on our initiatives designed to further strengthen the balance sheet, prudently grow the business, and enhance operational and development efficiencies.”

About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on developing its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties and to successfully drill and complete oil and/or gas wells on its properties, general economic conditions both domestically and abroad, and other factors that are more fully described in SEC filings of the Company.

Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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